Exhibit 99.1

CONTACTS:
SOLERA NATIONAL BANCORP, INC.
DOUGLAS CRICHFIELD, PRESIDENT & CEO	NEWS RELEASE
(303) 937-6429
ROBERT J. FENTON, EVP & CFO
(303) 202-0933

Solera National Bank Announces Termination of Regulatory Consent Order

LAKEWOOD, CO — July 3, 2012 — Solera National Bancorp, Inc. (OTCBB: SLRK), the holding company for Solera National Bank, announced today that the continuing improvement in the Bank’s operational processes and financial performance has led to the termination of the Consent Order dated December 16, 2010 between Solera National Bank and the Office of the Comptroller of Currency, the Bank’s primary banking regulator.  Effective immediately, Solera National Bank is no longer subject to any formal or informal regulatory agreement.

“We are delighted that our accomplishments have been recognized by our regulator,” said Douglas Crichfield, President and Chief Executive Officer.  “This lifting of the regulatory restrictions is a significant event for us.  We worked diligently and expediently to meet the requirements outlined in the Consent Order.”

“At March 31, 2012, we had achieved profitability in six of the past eight quarters, with improving asset quality and strong capital levels:  total risk-based capital was 20.2% and our tangible common equity ratio, excluding unrealized gains on securities, was 12.7%.  We expect this positive momentum to continue throughout 2012,” Crichfield concluded.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding Company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability.  We undertake no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.